Exhibit 99.1

News

NYSE: BWS

For Immediate Release
Contact: Beth Fagan, VP Public Affairs
314-854-4093 // 314-368-3164 (cell)

Brown Shoe Completes the Acquisition of Bennett Footwear

     ST. LOUIS, MISSOURI, April 22, 2005 — Brown Shoe Company, Inc. (NYSE: BWS) today announced it has successfully completed the acquisition of Boston-based Bennett Footwear Holdings, LLC, a privately held, leading women’s footwear designer and wholesaler. The transaction is valued at $205 million, including indebtedness of Bennett that Brown Shoe repaid in connection with the closing; future terms provide for performance-based payments of up to $42.5 million over a three-year period if certain financial targets are met.

     “Bennett Footwear is a perfect fit for us,” said Brown Shoe Chairman and CEO Ron Fromm. “The acquisition represents a strategic complement to our business by adding well known, upscale brands to our portfolio and creating additional growth opportunities for the future.”

     Bennett’s footwear brands include Via Spiga, Franco Sarto, Etienne Aigner and Nickels Soft, and are primarily sold in the better and bridge footwear departments of many major U.S. department and specialty stores. Brown Shoe’s portfolio of well-known wholesale brands such as Naturalizer, LifeStride, Bass and Dr. Scholl’s, are sold primarily in the moderately priced range. Brown Shoe is the number two provider of women’s fashion footwear to department stores according to NPD, and a leading supplier of footwear to specialty stores and mass merchandisers.

     The Company partially funded the acquisition by the sale of $150,000,000 aggregate principal amount of 8.75% senior notes due 2012. The notes are guaranteed on a senior unsecured basis by each of its subsidiaries that is an obligor under its existing senior secured credit facility. The notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The notes will not be registered under the Securities Act of 1933, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In connection with the sale of the notes, the Company agreed to file a registration statement with the Securities and Exchange Commission within 90 days relating to an offer to exchange the notes issued in the offering

Brown Shoe Completes Acquisition of Bennett Footwear

for publicly tradeable notes having substantially identical terms in accordance with published SEC interpretations. This press release shall not constitute an offer of any senior notes for sale or an offer to exchange or the solicitation of an offer to exchange any senior notes, nor shall there be any sale or exchange of the senior notes in any state in which such offer, solicitation, sale or exchange would be unlawful.

     Banc of America Securities LLC acted as exclusive financial adviser to Brown Shoe and Bear, Stearns & Co. Inc. acted as exclusive financial advisor to Bennett Footwear on the acquisition. Bryan Cave LLP represented Brown Shoe as legal counsel on both the acquisition and financing.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including without limitation, the statements regarding Bennett’s business and financial outlook and the benefits to the Company of the acquisition of Bennett. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially, including risks to the closing of the acquisition or the Company’s ability to finance the acquisition. These risks also include (i) general economic conditions and the consumer’s preferences and purchasing patterns, which may be influenced by consumers’ disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where both companies rely heavily on third-party manufacturing facilities for a significant amount of their inventory. The Company’s reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.9 billion footwear company with worldwide operations. The Company operates the 900+ store Famous Footwear chain, which sells brand name shoes for the family. It also operates a Specialty Retail division with 375 stores in the U.S. and Canada. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl’s, Bass and Carlos by Carlos Santana for adults, and Barbie, Winnie-the-Pooh, Mickey and Minnie character footwear for children. Brown Shoe press releases are available on the Company’s web site at www.brownshoe.com.